Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Alliance Bancorp that is referred to and made a part of Amendment No. 1 to the Prospectus and Registration Statement (Form S-4 No. 333-57196) of Charter One Financial, Inc. for the registration of 8,275,618 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 1999, with respect to the consolidated financial statements of St. Paul Bancorp, Inc. included in the Annual Report (Form 10-K) of Charter One Financial, Inc. for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP ERNST & YOUNG LLP

Chicago, Illinois
April 20, 2001